COMPLIANCE MANUAL

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Open Field Capital LLC Code of Ethics

Open Field Capital LLC (“OFC LLC”) has adopted this Code of Ethics (“Code”) to set forth appropriate standards of business conduct (a) to specify and control certain types of personal securities holdings and trading and other transactions deemed to create a conflict of interest, (b) to aid OFC LLC in preventing and detecting insider trading, and (c) to definitively establish the fundamental and ongoing obligation of OFC LLC and all its applicable personnel to be in compliance with all applicable federal securities laws.

The Code sets out OFC LLC’s ideals for the highest ethical and professional standards of business conduct and is premised on the fundamental principles of openness, integrity, honesty and trust. Every supervised person of OFC LLC is expected to not only live up to the letter of the law, but also to embrace and exemplify the ideals of OFC LLC and to persons from whom we receive confidential information.

This Code is intended to ensure that: (i) at all times the interests of OFC LLC clients will come first, (ii) all personal trading will be conducted in a manner consistent and compliant with the Code and further will be conducted in such a manner as to avoid any actual or potential conflict of interest or evidence any abuse of the inherent position of trust and responsibility, and (iii) no material nonpublic information will be used in securities trading and that confidential information of others will be safeguarded.

The Code seeks to remind supervised persons of their obligations to clients and to persons from whom we receive confidential information, as well as of the requirements regarding personal securities trading activity and reporting of personal securities transactions and holdings. To ensure that all of OFC LLC’s supervised persons are made aware of OFC LLC’s standards, a written acknowledgement of receipt and understanding of the Code will be obtained from each supervised person, which acknowledgement will confirm that he or she received a copy of the Code and any amendments thereto.

Further the Code seeks to limit access by persons who do not need access to material nonpublic information about OFC LLC’s securities recommendations or about OFC LLC’s clients’ securities holdings and transactions to perform their regular duties in keeping with OFC LLC’s duty of care to its clients such to seek to safeguard all sensitive information.

Copies of the Code will be maintained in accordance with OFC LLC’s recordkeeping requirements. A copy of such Code will be made available to all OFC LLC clients. Every OFC LLC supervised person must read and comply with the provisions of this Code or risk serious sanctions. Questions regarding the provisions of the Code should be directed to the CCO, which individual who has been given administrative responsibility for implementing the Code. Any permission or approval required to be in writing may be in email format.

DEFINITIONS

Access Person means:

any supervised person who has access to nonpublic information regarding OFC LLC’s or its clients’ purchase or sale of securities, or who is involved in making securities recommendations to OFC LLC clients, or who has access to any such recommendations that are nonpublic or to any information received by OFC LLC in confidence. This includes but is not limited to portfolio management personnel and any client service representatives who communicate investment advice to clients, administrative, technical, or clerical personnel whose regular functions or duties give them access to material nonpublic information, and any other so designated persons deemed by the CCO to have access to client trading information. As OFC LLC’s primary business is providing investment advice, all OFC LLC members, directors, officers and partners are deemed to be Access Persons. The CCO will identify all Access Persons and will inform such persons of such designation.

Beneficial Ownership means:

the direct or indirect ownership or control of a Reportable Security.  Indirect ownership of a Reportable Security includes any right to any beneficial or pecuniary interest from holding, purchasing, or selling such Reportable Security.  An indirect beneficial interest of a Reportable Security may be deemed to exist as a result of the ownership by any of such person’s Dependents.  No person shall be considered to have “Beneficial Ownership” in a Reportable Security for purposes of this Code solely by reason of his or her possessing the power to vote or to direct the voting or the power to dispose of or to direct the disposition of the Reportable Security. An Access Person is presumed to be a beneficial owner of any Reportable Securities that are held by any of his or her Dependents.

Dependent means:

the spouse of an Access Person, any person living in an Access Person’s household who is dependent upon the Access Person for support or any persons an Access Person supports, whether or not they live with the Access Person, and any trust or ownership vehicle where the Access Person or a person supported by the Access Person is a beneficiary.

Reportable Security means:

all securities (as set forth in Section 202(a)(18) of the Advisers Act; essentially all securities), except for:

- Transactions and holdings in direct obligations of the US Government

- Money market instruments: bankers’ acceptances, bank certificates of deposit, commercial paper,    repurchase agreements, and other high quality short-term debt instruments

- Shares of money market funds

- Transactions and holdings in shares of other types of mutual funds

- Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds

STATEMENT OF GENERAL PRINCIPLES

The following general fiduciary principles shall govern the personal investment activities of all OFC LLC Access Persons, each of which shall:

(a) at all times place the interests of OFC LLC and its clients’ funds before his or her personal interests; and shall

(b) conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and shall

(c) not take any inappropriate personal advantage of his or her position with or on behalf of OFC LLC; and shall

(d) comply with all applicable federal securities laws.

PERSONAL SECURITIES TRADING

All OFC LLC Access Persons must periodically report their personal securities transactions and holdings to the CCO or his or her designee who will timely review all such reports and conduct quarterly forensic testing to ensure that all Access Persons have been identified, are reporting and have acknowledged the applicability of the Code to them. Additionally certain trading-related restrictions will be imposed regarding all Access Persons’ holdings, as more specifically described below.

REQUIREMENT FOR PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

An Access Person must obtain written approval must be obtained of the CCO or his or her designee prior to an Access Person or his or her Dependent placing any personal securities transaction (including specifically but not limited to any initial public offering or limited or private offering transactions), except for those transactions specifically detailed below which are exempted from requiring approval. All requests for pre-clearance shall be submitted in accordance with OFC LLC’s personal account trade approval procedure, as amended, a copy of which is appended hereto as Exhibit D.

In determining whether approval should be given or not, the CCO or his or her designee will use or consider the following information:

-  the issuers of securities that OFC LLC is analyzing or recommending; and will accordingly take such action as deemed appropriate to ensure that trades in these securities are only executed in a manner to ensure that clients’ always receive the best or lowest price

- the issuers about which OFC LLC has inside information, and will accordingly impose prohibitions on any trading (personal or for clients) in securities of those issuers

Exempted Transactions

The requirement to obtain prior, written approval from the CCO or his or her designee prior to making any trade in a Reportable Security shall not apply to:

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purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control; or

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purchases or sales that are non-volitional (i.e. are mandatory) on the part of the Access Person or OFC LLC, including mergers, recapitalizations, or similar transactions; or

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purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

PERSONAL HOLDINGS REPORTS

Within 10 business days of when a person becomes an Access Person a complete written report of that Access Person’s Reportable Securities holdings through direct or indirect beneficial ownership. The initial holdings report must be as of a date not more than 45 days prior to the date when the person became an Access Person.

A report of such holdings must also be provided to the CCO no less frequently than annually, which annual report shall be as of December 31 and must be provided within 30 days after that date. See the sample Holdings Report as Exhibit B regarding the minimum information required to be so reported.

All Access Persons are required to make the necessary arrangements with their respective broker(s) to timely provide the CCO with duplicate trade confirmations and quarterly account statements. Access Persons must promptly comply with any request by the CCO to provide monthly reports regardless of whether their broker has been instructed to provide duplicate account statements.

QUARTERLY PERSONAL HOLDINGS TRANSACTION REPORTS

No later than 30 days after the close of each calendar quarter all Access Persons must submit a written report of all transactions in any Reportable Securities held in direct or indirect beneficial ownership.

Any Access Person which has made arrangements for the CCO to receive duplicate trade confirmations or account statements will NOT be required to also additionally provide such information in a separate and thereby redundant holdings or transactions reports, provided the CCO has received such required confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) takes place.

Access Persons having no personal securities transactions during the quarter must submit a report to the CCO confirming such absence of transactions not later than 30 days after the close of the calendar quarter. See the sample Transactions Report as Exhibit C regarding the minimum information required to be so reported.

REPORTING REQUIREMENTS EXCEPTIONS

No transaction or holding report(s) will be required for:

- transactions effected pursuant to an automatic investment plan, or

- securities held in an account(s) over which the Access Person had no direct or indirect influence or control.

OPENING OR CLOSING BROKERAGE ACCOUNTS

All Access Persons must notify the CCO in writing (by email or fax) when they or their Dependents open or close a brokerage or securities trading account (other than those accounts initially disclosed on the Personal Holdings Report) for themselves or for an entity over which any such person exercises investment discretion or control.  Such notification must occur no later than 10 business days after the account is opened or closed. If the assets of the account being closed are to be transferred to another account which has not previously been reported in the context of making a Personal Holdings Report, the Access Person must provide the CCO with the details of the new account.

INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS (INCLUDING PIPES)

Access Persons must obtain the CCO’s or his or her designee’s prior written approval in accordance with OFC LLC’s personal account trade approval procedure before investing in an initial public offering (“IPO”) or in a limited offering or a private placement, including a private investment in a public equity (“PIPE”).

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INSIDER TRADING

GENERAL POLICY ON INSIDER TRADING

Insider trading is illegal.  The trading of securities of publicly-traded companies while in possession of material, nonpublic information relating to those companies (including any information received in connection with any offer concerning or solicitation of any interest in any private investments in public equity, or PIPE’s, is a violation of the law and may subject OFC LLC and its personnel to penalties under federal law. Penalties for trading on or communicating material nonpublic information are severe, for individuals involved in such unlawful conduct and for their employers or other controlling persons.

The Prohibition Applies to Both Insiders and Temporary Insiders

The concept of “insider” is broad.  It includes shareholders, officers, directors and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, OFC LLC and OFC LLC’s Access Persons may become temporary insiders of a company if either OFC LLC or any OFC LLC Access Person advises the company or performs other services on its behalf, or if any of OFC LLC’s managers or analysts follow the company.  According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered a temporary insider.  It is also possible that OFPP LLC could receive material non-public information indirectly through a supplier or other vendor to a public company, and Access Persons should remain alert to this possibility.

While the term “insider trading” is not specifically defined in the federal securities laws, and the law concerning insider trading is not static; it is generally understood that the law prohibits any and all of the following:

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trading by an insider while in possession of material non-public information; or

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trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or the information was misappropriated; or

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communicating material non-public information to others (“tipping”); or

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assisting anyone in engaging in any of the above activities.

A more detailed discussion of important aspects and information regarding Insider Trading is attached as Exhibit A and must be carefully read and followed.

INSIDER TRADING PREVENTION PROCEDURES

All instances of possession of potential inside information regarding any company whose securities are publicly traded, especially those which are held by or may be held by OFC LLC should be immediately reported to the CCO.

No trades should be placed in such company’s securities prior to receiving clearance from the CCO that such information is deemed to be neither material nor non-public.  Additionally no recommendations should be made regarding such securities.

Any such potential insider information should not be communicated to anyone other than the CCO and must be kept secure.  For example, the CCO must take such necessary and appropriate steps and establish procedures reasonably designed to ensure that files containing material non-public information are sealed and that access to computer files containing material non-public information is restricted.

Any unresolved questions regarding the applicability or interpretation of the foregoing procedures or regarding the propriety of any action related to insider trading, must be discussed with the CCO before trading or communicating the information to anyone.

CONFLICTS OF INTEREST AND OUTSIDE BUSINESS ACTIVITIES

Firm principals and employees are required to avoid any outside activities, interests or relationships that either directly or indirectly conflict with, or create the appearance of the existence of a conflict of interest with their ability to act in the best interests of OFC LLC and its clients. If a conflict of interest or the appearance of a conflict arises between the interests of OFC LLC or its clients and the interest of the employee, the interests of OFC LLC and its clients will prevail. The determination as to the existence or appearance of a conflict is made by the CCO in his sole discretion.

It is OFC LLC’s policy that no employee may accept employment or compensation from any other person as a result of any business activity, other than a passive investment, outside the scope of his or her relationship to OFC LLC, unless he or she has provided prompt written notice to OFC LLC and receive authorization from the CCO.  Exempted from this requirement are private securities transactions for which the representative or associate person has provided written notice to OFC LLC, received authorization for and complied with all conditions set, if any.

The following actions are prohibited without the prior written consent of the CCO:

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Rebating, either directly or indirectly, to any person or entity any part of the compensation received from OFC LLC as an employee;

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Accepting, either directly or indirectly, from any person or entity, other than OFC LLC, compensation of any nature as a bonus, commission, fee gratuity or other consideration in connection with any transaction on behalf of OFC LLC or a client account;

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Beneficially owning any security or having, either directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for beneficial ownership of not more that 4.9% of the outstanding securities of any business that is publicity owned; and

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Executing transactions in securities for which any employee or an immediate family member holds a position on the board of directors or any other committee of a publicly traded company.

Confidentiality of Client, Investor and Proprietary Information

Employees are required to maintain all information regarding client and investor personal information and account activity, and OFC LLC proprietary information in the strictest confidence and to follow all privacy procedures set out elsewhere in this manual at all times.

Regulatory Investment, Disciplinary Enforcement, Litigation

Any employee that becomes the subject of a regulatory investigation, disciplinary enforcement action or litigation, or served with a subpoena, or becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority must immediately inform the CCO of such.

Entertainment and Gifts

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with OFC LLC could call into question the independence of its judgment as a fiduciary of its clients.  Accordingly, it is the policy of OFC LLC to permit such conduct only in accordance with the limitations stated herein.

OFC LLC’s policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, employees should consult the CCO. Under no circumstances may a gift to OFC LLC or any employee be received as any form of compensation for services provided by OFC LLC or employee.

Accepting Gifts and Entertainment

On occasion, because of an employee’s position with OFC LLC, the employee may be offered, or may receive, gifts or other forms of non-cash compensation from clients, brokers, vendors, or other persons affiliated with OFC LLC. Under no circumstances may a gift to OFC LLC or any employees be received as any form of compensation for services provided by OFC LLC or employee. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the CCO. Gifts of a nominal value (i.e., a single or multiple gifts whose reasonable aggregate value is no more than $500 annually from a single giver), customary business lunches, dinners, entertainment at which both the employee and the giver are present (e.g., sporting or cultural events), and promotional items (e.g., pens, mugs) with an aggregate annual value that does not exceed $500 may be accepted.

Giving Gifts and Providing Entertainment

Gifts to any client, broker-dealer, vendor or other person may not be used to effect a rebate or refund of fees, to correct a trade error or to offset any amount otherwise due to the recipient. Employees may not give any gift(s) with an aggregate value in excess of $500 per year to any person associated with a securities or financial organization, including exchanges, broker-dealers or other investment management firms, to members of the news media, or to prospective clients. With respect to clients, employees may not give any gift(s) with an aggregate value in excess of $500 per year.  Employees may provide reasonable entertainment to persons associated with securities or financial organizations or clients or prospective clients provided that both the employee and the recipient are present and there is a business purpose for the entertainment. Given that OFC LLC’s business is highly relationship driven, it is anticipated that employees may entertain the same person multiple times per year. However, employees should not spend more than $250 per person/per event on business meals on such occasions.

Solicitation of Gifts

All solicitation of entertainment, gifts or gratuities from any client, broker-dealer, vendor or other person is unprofessional and is strictly prohibited.

Client Complaints

Employees may not make any payments or other account adjustments to clients in order to resolve any type of complaint. All such matters must be handled by the CCO.

ERISA Considerations

ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions. Employees should never offer gifts, entertainment, or other favors for the purpose of influencing ERISA client or prospective client decision-making. Similarly, employees should not accept gifts, entertainment or other favors offered by others who wish to do business with OFC LLC or its ERISA clients.

Review of Employee Communications

All employee written correspondence related to OFC LLC’s business, and in particular client correspondence is subject to review by the CCO.  OFC LLC is required to maintain records of all employee correspondence relating to clients, client accounts, client account transactions and proprietary account transactions. In addition, OFC LLC is required to monitor employee trading activities and compliance with OFC LLC’s conflict of interest and insider trading policies and procedures. Consequently, it is OFC LLC’s policy to randomly review and/or archive all employee communications, including email and other forms of electronic communication for compliance purposes.

Employees are advised that they should have no expectation of privacy regarding personal communications that are sent or received via email.

Procedures

OFC LLC and its employees are fiduciaries to clients. If a conflict or the appearance of a conflict, between the interests of OFC LLC or its clients and investors and the interest of the employee arises, the employee must immediately notify the CCO who will take the matter under consideration, conduct any necessary investigation into the conflict or potential conflict and make a determination of what steps are to be taken. The interests of OFC LLC and its clients and investors will prevail over the interests of the employee. The determination as to the existence or appearance of a conflict of interest is made by OFC LLC in its sole discretion.

The CCO will maintain record of all conflicts and potential conflicts identified, including the ultimate resolution of the conflict and the basis therefore.

Outside Business Activities

Prompt written notice of an outside activity by an affected employee is required that includes the following information:

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Name, address, and telephone number of the outside employer or person or entity paying the compensation;

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A description of the nature of the outside business activity;

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An exact description of the services to be provided by the employee;

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The amount of compensation to be paid, if any; and

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The anticipated duration of the outside business activity.

Entertainment and Gifts

The giving or receiving of any gifts or entertainment to or from anyone person with value exceeding $200 must be reported to the CCO, who will maintain a log of such gifts and entertainment in the form accompanying these procedures. If an employee receives or is offered, or wishes to provide, any such gift or entertainment, the employee must seek the guidance of the CCO to determine whether the employee will be permitted to accept or keep, or to provide, the gift or entertainment.

Expense Reports

The Chief Compliance Officer shall review all reports or other documentation regarding employee expense reimbursement annually to monitor compliance with this policy.

POLITICAL CONTRIBUTIONS

The SEC has stated that investment advisers who seek to influence the award by public entities of advisory contracts by making political contributions to public officials have compromised their fiduciary duty to such entities. Therefore, OFC nor any affiliated entity will not make any political contributions, whether in the U.S. or to non-U.S. officials, and prohibits all personnel from making any such contributions.

OTHER CONFIDENTIAL INFORMATION

From time to time our Access Persons may receive information from our clients, vendors or other persons with whom we deal which is proprietary, confidential or provided under an expectation of privacy. Such information must not be shared with anyone outside of OFPP LLC (orally or by any other modality) without the prior express written consent of OFPP’s Manager or a member of its Compliance Department and consent to one’s own actions will not be effective.

ADMINISTRATION OF THE CODE

REPORTING CODE VIOLATIONS

Any perceived or alleged violations of the Code must be promptly reported to the CCO and may be reported anonymously. Confidentiality shall be strictly maintained with regard to any reported alleged violations.

CODE VIOLATION PENALTIES AND SANCTIONS

Adherence to this Code is a fundamental condition of service with OFC LLC. Insider Trading violations are subject to civil and criminal penalties.

The discovery an undisclosed brokerage account held by an Access Person or his or her Dependent will result in the account having to be closed immediately. Where there is evidence of intentional or reckless non-disclosure, a severe penalty may be imposed, which may include immediate dismissal.

All penalties and sanctions imposed under this Code will be communicated in writing to the CCO for recordkeeping purposes.

The CCO is responsible for enforcing this Code and all possible violations should be promptly reported him. If the CCO determines a violation of this Code has occurred, he or she shall so advise the OFC LLC Members.  The Members may impose such sanctions as deemed appropriate, which may include, inter alia, disgorgement of profits, censure, suspension or termination.  All substantial violations of the Code and any sanctions imposed as a result thereto shall be reported periodically to the Members.

REVIEW AND ENFORCEMENT

OFC LLC shall maintain and enforce this Code such to ensure that the provisions of the Code stay current with changes occurring within the firm and to ensure that any perceived violations are duly and timely investigated and that any necessary enforcement activity is timely performed and is duly suited to the actual violation.

RECORDKEEPING

OFC LLC will maintain records in accordance with the standard record retention requirements for investment advisers, i.e. five years, in an easily accessible place, the first two years in an appropriate office of the investment adviser. All other reports and lists that are required under this Code will also be kept in accordance with the above noted retention requirements, including but not limited to those records and retention periods detailed below:

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the Code currently in effect and all Codes in effect at any time during the last five years

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records of Code violations and actions taken as a result of such violations

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copies of all executed written Acknowledgments of receipt of the Code for each supervised person who is currently or within the past five years was a supervised person of OFC LLC

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the names of each person who is or was an Access Person at any time within the prior five years

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the holdings and transaction reports made by Access Persons, including the approval decisions of all pre-cleared transactions

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the records of any decisions approving Access Persons’ participation in initial public offerings and limited offerings and of the reasons supporting the decisions for at least five years after the end of the fiscal year in which the approval was granted.

FORM ADV

Part II of Form ADV requires OFC LLC to describe its code of ethics. Accordingly, OFC LLC will, upon written request, furnish clients with a copy of the Code.

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OPEN FIELD CAPITAL LLC

Code of Ethics

ACKNOWLEDGEMENT

I hereby certify that I have received and read the Open Field Capital LLC Code of Ethics and that I understand, that whether or not I am an Access Person, all its provisions apply to and bind me as a supervised person of Open Field Capital LLC, unless such provisions are specified to only pertain to an Access Person.

Furthermore, I attest that I will comply with the Open Field Capital LLC Code of Ethics and will disclose or report all applicable securities transactions required thereunder. I also understand that any violation of the provisions of the Open Field Capital LLC Code of Ethics may subject me to sanctions, dismissal, and civil or criminal penalties.

I further certify my understanding that [       ] I am an Access Person OR [       ] I am not an Access Person (check the applicable box) such designation having been determined by the Chief Compliance Officer and communicated to me.

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SIGNATURE

DATE

NAME (PRINTED)

________________________

ACCEPTED BY:  CHIEF COMPLIANCE OFFICER

DATE

James P. F. Stableford

CHIEF COMPLIANCE OFFICER NAME (PRINTED)

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MEMORANDUM

To:

CHIEF COMPLIANCE OFFICER

OPEN FIELD CAPITAL LLC

I have no direct or indirect beneficial interest in any securities trading account, other than retirement accounts sponsored by Open Field Capital LLC, as applicable, and I do not, directly or indirectly, have any beneficial interest of any kind or nature whatsoever therein or in any instrument constituting or which may be deemed to constitute a Reportable Security, as such term is defined in its broadest sense under the securities laws administered by the U.S. Securities and Exchange Commission.

________________________

SIGNATURE

DATE

NAME (PRINTED)

________________________

ACCEPTED BY:  CHIEF COMPLIANCE OFFICER

DATE

James P. F. Stableford

CHIEF COMPLIANCE OFFICER NAME (PRINTED)

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Exhibit A

Insider Trading

The Information Must Be Material.

Trading on inside information alone is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Whether or not information was or was not material will be evaluated with 20/20 hindsight. The mere fact that someone traded on the basis of such information will contribute to the conclusion that the information was material.  WHEN IN DOUBT, ALWAYS ERR ON THE SIDE OF ASSUMING INFORMATION IS MATERIAL.

Information that should generally always be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.  Note that material information may be information about either adverse or positive developments or conditions, and it may even relate to possible future events.

Material information does not have to relate to a company’s business.  For example, in one case certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security was considered to be material.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would, once sufficient time had elapsed for it to be digested, be favorable or not.

The Information Must Be Non-Public

 Information is deemed to be non-public if it has not been effectively communicated to the market place.  One must be able to point to some fact to show that the information can be considered to be generally public.  For example, information found in a report that is filed with the SEC, or appeared on Dow Jones, Reuters Economic Services, or in the Wall Street Journal or other publications of general daily circulation would be reasonably considered public.  Once information has become public, insiders and tipees cannot trade until the market has had sufficient time to absorb the information.  This waiting period is at least twenty-four hours, and in some situations may be longer.

Mere Possession of Material Non-Public Information While Trading May Be A Violation

The mere possession of material, non-public information while trading in the securities may be sufficient to incur liability for insider trading.  Accordingly, the mere possession of material non-public information should be treated very seriously and the established procedures should be carefully and dutifully followed.

Penalties

Penalties for trading on or communicating material non-public information are severe and can be civil and criminal, both for individuals involved in such unlawful conduct, their employers, and supervisory personnel.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

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civil injunctions;

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treble damages;

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disgorgement of profits;

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jail sentence;

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fines of up to three times the profit gained or loss avoided for the person who committed the violation, whether or not that person actually benefited; and

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fines for the employer or other controlling person of up to the greater of $1,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Code regarding insider trading can be expected to result in serious sanctions by OFC LLC, which may include dismissal of the persons involved, and which may result in civil and criminal penalties.

A-

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Exhibit B

Holdings Report for ______________________ as of _____________________

Access Person or Dependent’s name

☐ Initial Report

☐ Annual Report

Direct Beneficial Ownership Holdings

Date submitted: __________________

Broker name: __________________________

Broker A/C No.: _____________________

Security Title	Security Type	Ticker Symbol	No. of Shares	Value of Shares

Broker name: __________________________

Broker A/C No.: _____________________

Security Title	Security Type	Ticker Symbol	No. of Shares	Value of Shares

Broker name: __________________________

Broker A/C No.: _____________________

Security Title	Security Type	Ticker Symbol	No. of Shares	Value of Shares

Indirect Beneficial Ownership Holdings

Broker name: __________________________

Broker A/C No.: _____________________

Security Title	Security Type	Ticker Symbol	No. of Shares	Value of Shares

Broker name: __________________________

Broker A/C No.: _____________________

Security Title	Security Type	Ticker Symbol	No. of Shares	Value of Shares

I hereby certify that the above accounts and securities constitute a full and complete record of all my and my Dependents’ Reportable Security holdings, and that I have arranged for duplicate account statements and trade confirmations to be sent by the respective brokers or banks directly to the OFC LLC CCO.

Signed by: ___________________________ (Access Person)

B-

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Exhibit C

Transaction Report for ______________ as of ___________________________

     Access Person or Dependent’s name

Date submitted: ________________

Direct Beneficial Ownership Holdings

: ☐  No transactions to report for the quarter

Broker name: __________________________

Broker A/C No.: _____________________

Security Title	Ticker Symbol	Trade Date	No. of Shares	Nature of Transaction	Transaction Share Price	Other Information

Broker name: __________________________

Broker A/C No.: _____________________

Security Title	Ticker Symbol	Trade Date	No. of Shares	Nature of Transaction	Transaction Share Price	Other Information

Indirect Beneficial Ownership Holdings:

☐  No transactions to report for the quarter

Broker name: __________________________

Broker A/C No.: _____________________

Security Title	Ticker Symbol	Trade Date	No. of Shares	Nature of Transaction	Transaction Share Price	Other Information

Broker name: __________________________

Broker A/C No.: _____________________

Security Title	Ticker Symbol	Trade Date	No. of Shares	Nature of Transaction	Transaction Share Price	Other Information

I hereby certify that the above accounts and securities constitute a full and complete record of all my and my Dependents’ Reportable Security transactions over the applicable period.

Signed by: ___________________________ (Access Person)

C-

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Exhibit D

PERSONAL ACCOUNT TRADE OR TRANSACTION APPROVAL PROCEDURE

In order to ensure compliance with the pre-clearance requirements specified in Open Field’s Code of Ethics the following procedures have been established.

All Access Persons’ personal account trades or transactions (including but not limited to transactions regarding initial public offerings or limited or private offerings) must be approved in writing prior to any trade or order being submitted or investment being made.  The approvals must be obtained from James Stableford, OFC’s Director of Portfolios and Chief Compliance Officer or, in his absence, from Marc Weiss. The trade approval requests (which must specify: security ticker symbol or description; proposed trade date; account name, if not the requesting individual’s sole account; and any other information deemed relevant or informative) or transaction approval requests (which must specify the issuer or entity involved, the nature and expected timing of the transaction, and any other information deemed relevant or informative) are to be emailed to James (or to Marc).

For approvals sought re publicly traded securities:

Upon receipt of the requested approval which request is to be made using the designated email address (traderequest@ofcap.com), the specific trade request details are evaluated. A response will be provided via email by replying to the traderequest@ofcap.com email as soon as practical, usually within one hour of receipt of the request. In cases where a verbal approval may be given due to circumstances which warrant requests being considered outside of regular hours and in connection with the time difference between London and the USA, any such verbal approval will be documented via email at the earliest possible opportunity, which will generally be the next business day.

The reply will be: Yes, No, or Yes with a price limit.  If a price limit is provided, it may be specified using a hi-lo range and also perhaps with reference or relation to an existing or recent order placed by OFC for a client(s). Any such price specification will, of necessity, require that the OFC client(s) be filled with a better price and any personal account trades can only be executed at an inferior, i.e. “worse” price. All personal trade approvals expire at the close of the trading day on which they are issued.

For approvals sought re initial public offerings (“IPOs”) or limited or private offerings

Upon receipt of the requested approval which request is to be made using the designated email address (traderequest@ofcap.com), the specific trade or transaction request details are evaluated. A response will be provided via email via reply to the traderequest@ofcap.com email as soon as practical. The reply will be: Yes or No or Yes with some form of qualification or limitation. All personal trade or transaction approvals for IPOs (including the exercise of pre-emptive rights) and for limited or private offerings will expire at the earliest of: the deadline for responding regarding the exercise of pre-emptive rights, the close of the trading day on which the IPO is first publicly traded, or the close of the private or limited offering investment round, as applicable.

All such approval decisions re IPOs or limited or private offerings must evaluate any client opportunity in such IPO or private or limited offering, such to ensure that to the extent appropriate and applicable all clients are provided with the same amount and type of opportunity and are not prevented from sharing in or benefiting from such opportunity to the full extent they choose because of any personal investing activity by an OFC Access Person.  In other words, no approval for an IPO or limited or private offering may be given to any OFC Access Person if such approval would in any way have a detrimental impact or negative financial effect on or regarding any client opportunity.

All such information regarding personal account transactions involving (i.e., transaction request, decision, and reason for decision) will be retained in accordance with OFC’s applicable record retention requirements.

The CCO or his designee is copied on each of these personal trade-related emails or communications in order to document, monitor and oversee the process.

Applicable OFC personnel (generally those deemed to be “Access Persons”) are requested to instruct their brokers to send copies of all their personal account brokerage trade confirms and monthly statements to the CCO or his designee, to facilitate compliance with the necessary periodic holdings and transactions reporting required by the Code.

The CCO or his designee will also obtain trade information for all OFC clients and any managed commingled investment vehicle(s). All personal account trading records will be timely reviewed in connection with the trade records of clients or the managed commingled investment vehicle (s) on no less than a quarterly basis.  Written evidence of such reviews will be created and maintained in accordance with OFC’s applicable record retention requirements.

The CCO or his designee shall use such system(s) of sampling and checking as may be deemed appropriate to verify no trades or transactions are being made in personal accounts without prior written approval, as well as to verify that any such personal trades or transactions are made only and consistently in compliance with Open Field’s Code of Ethics, procedures, and policies. The results of such sampling and review process will be documented in writing and provided periodically to OFC’s Chief Compliance Officer for his review.

Questions regarding this procedure should be addressed to OFC’s Chief Compliance Officer. These procedures will be reviewed on a periodic basis and updated if necessary.

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Exhibit E

Whistleblower Complaint Form

General Instructions:

An employee of Open Field Capital LLC (“OFC”) who is reporting questionable accounting or auditing matters of OFC may or may not do so on an anonymous basis, at his or her sole discretion.  A non-employee’s complaint might not be reviewed if he or she fails to complete Part I(3) of this complaint form.

Please be advised that federal law prohibits OFC, as well as its officers, employees, or agents, from discharging, demoting, suspending, threatening, harassing, or otherwise discriminating against anyone who in good faith reports illegal activities of OFC.

Part I

1.

☐

I would like to discuss this matter with the CCO.

2.

☐

I am an employee or principal of OFC and wish to remain anonymous.

3.

☐

I hereby authorize the disclosure of my identity if the CCO reasonably believes it is necessary or appropriate (see General Instructions above).

Name:

Address:

Telephone Number:

E-Mail:

Part II

1.

 Summary Description of Alleged Violation:

2.

Alleged Violation is:  ☐ Ongoing ☐ Completed  ☐ Unclear whether ongoing or completed

3.

Department(s) suspected of alleged violation, if applicable:

4.

Individual(s) suspected of alleged violation, if applicable:

5.

Describe all relevant facts of the alleged violation:

6.

Describe how you became aware of the alleged violation:

7.

Describe any steps taken to address the alleged violation prior to submitting this complaint, if any:

8.

Who, if anyone, may be harmed or affected by this violation:

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